UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) January 25, 2021

Quotient Technology Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-36331	77-0485123
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

400 Logue Avenue Mountain View, California 94043 (Address of principal executive offices)

(650) 605-4600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	QUOT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

d) Election of new directors

On January 25, 2021, Quotient Technology Inc.’s (the “Company”) board of directors (the “Board”) appointed Lorraine Hariton to serve as a member of the Board effective immediately. The Board expanded its size to eight members and appointed Ms. Hariton to fill the newly created seat.  Ms. Hariton will serve as a Class III director, with a term expiring at the Company’s 2023 annual meeting of stockholders.  Ms. Hariton has also been appointed to the Nominating and Corporate Governance Committee of the Board. The Board has determined that Ms. Hariton is an independent director under the applicable requirements of the New York Stock Exchange and the Securities Exchange Act of 1934, as amended.

Since August 2018, Ms. Hariton has served as CEO of Catalyst, a global nonprofit that provides leadership to the world’s most powerful CEOs and companies to help build workplaces that work for women. Prior to joining Catalyst, Ms. Hariton worked independently as a consultant from 2014 until August 2018. Previously, Ms. Hariton spent 25 years in various senior-level positions in Silicon Valley including CEO of two venture-backed start-ups, before being appointed by President Obama as Special Representative for Commercial and Business Affairs at the US Department of State in 2009. More recently, she served as SVP for Global Partnerships for the New York Academy of Sciences where she was instrumental in establishing the Global STEM Alliance. From March 2014 to February 2016, Ms. Hariton served on the board of directors of Wave Systems Corporation, a publicly traded data security company, where she was chair of the nominating and governance committee. She also served on the California Board of Accountancy; the Entrepreneurs Foundation, and the Stanford Clayman Institute for Gender Research, amongst others. Ms. Hariton earned an MBA from Harvard University, and BS from Stanford University. Ms. Hariton was selected to serve on the Board because of her experience in the technology industry, public company experience and diversity and inclusion expertise.

In connection with her service as a director and consistent with the Company’s director compensation policy (the “Director Compensation Policy”) in effect on the date of her appointment, Ms. Hariton will receive the Company’s standard non-employee director cash and equity compensation, including an initial award of restricted stock units with the number of restricted stock units equal to $250,000 divided by the closing price of the Company’s stock on the date of grant.  Starting on the date of the Company’s 2021 annual meeting of stockholders and subject to her continued service on the date of grant, Ms. Hariton will also receive an annual equity award consistent with the terms of the Director Compensation Policy, as then in effect.  Ms. Hariton will receive an annual cash retainer of $37,500 for her service as a director and $3,500 for her membership on our Nominating and Corporate Governance Committee, to be paid in quarterly installments for the immediately preceding fiscal quarter and pro-rated for the first fiscal quarter during which she serves as a director based on the number of days served after the effective date of her appointment.

In connection with her appointment, Ms. Hariton and the Company will enter into the Company’s standard form of director indemnity agreement (the “Indemnity Agreement”). In addition to the indemnification required in the Company’s amended and restated certificate of incorporation and amended and restated bylaws, the Indemnity Agreement generally provides for the indemnification of Ms. Hariton for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against her by reason of the fact that she is or was serving in such capacity, to the extent indemnifiable under the law. The foregoing description is qualified in its entirety by the full text of the form of Indemnity Agreement, which was filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed with the SEC on February 14, 2014 and which exhibit is incorporated by reference herein.

There are no arrangements or understandings between Ms. Hariton and any other persons pursuant to which Ms. Hariton was elected as a director. In addition, Ms. Hariton has no direct or indirect material interest in any transaction or proposed transaction required to be reported under Section 404(a) of Regulation S-K.

On January 26, 2021, the Company issued a press release regarding the appointment of Ms. Hariton. The press release is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated January 26, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Quotient Technology Inc.

By:	/s/ Connie Chen
Connie Chen
General Counsel, Compliance Officer & Secretary

Date: January 26, 2021